Exhibit 10.2

OMNIBUS AGREEMENT

among

NUDEVCO PARTNERS, LLC,

NUDEVCO PARTNERS HOLDINGS, LLC,

NUDEVCO MIDSTREAM DEVELOPMENT, LLC,

MARLIN MIDSTREAM PARTNERS, LP,

and

MARLIN MIDSTREAM GP, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein) among NuDevco Partners, LLC, a Texas limited liability company (“NuDevco”), NuDevco Partners Holdings, LLC, a Texas limited liability company (“NuDevco Holdings”), NuDevco Midstream Development, LLC, a Texas limited liability company (“NuDevco Midstream Development”), Marlin Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Marlin Midstream GP, LLC, a Delaware limited liability company (the “General Partner”). The above-named entities are sometimes referred to in this Agreement (as defined herein) each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AES” is defined in Section 4.2(c).

“Affiliate” is defined in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Assets” means all processing plants, gathering pipelines, transportation pipelines, transloading equipment and facilities, storage tanks, offices and related equipment, facilities, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.

“Closing Date” means July 31, 2013, the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

“Common Unit” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Marlin IDR Holdings, LLC, a Delaware limited liability company, Marlin Midstream, LLC, a Texas limited liability company, Marlin Logistics, LLC, a Texas limited liability company, Spark Energy Ventures, LLC, a Texas limited liability company, W. Keith Maxwell III, NuDevco, NuDevco Holdings and NuDevco Midstream Development, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Environmental Cap” is defined in Section 2.6(a).

“Environmental Deductible” is defined in Section 2.6(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Executive Management Fee” is defined in Section 3.2(a).

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

“Identification Deadline” means the earlier of (a) July 31, 2016, and (b) the occurrence of a Partnership Change of Control.

“Indemnified Party” means the Partnership Group or the NuDevco Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Group or NuDevco Midstream Development, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article II.

“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“NuDevco Entities” means NuDevco and any Person controlled, directly or indirectly, by NuDevco other than the General Partner or a member of the Partnership Group; and “NuDevco Entity” means any of the NuDevco Entities in their individual capacity.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Change of Control” means NuDevco ceases to directly or indirectly control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Interest” is defined in the Partnership Agreement.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 4.2(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with applicable Law and are consistent with the higher of (a) the standards generally followed by reputable companies primarily engaged in the business of gas gathering and processing, crude oil transloading, and transporting natural gas liquids in the United States and (b) the standards applied or followed by NuDevco or its Affiliates in the performance of similar business activities, or by the Partnership Group or its Affiliates in the performance of similar business activities.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-189645), as amended.

“Retained Assets” means all processing plants, gathering pipelines, transportation pipelines, transloading equipment and facilities, storage tanks, rail cars, tank trucks, offices and related equipment, facilities, real estate and other assets, or portions thereof, owned by any of the NuDevco Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“ROFO Assets” means the assets listed on Schedule V to this Agreement.

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Period” is defined in Section 4.1(a).

“ROFO Response” is defined in Section 4.2(a).

“ROFO Response Deadline” is defined in Section 4.2(a).

“Subsidiary” is defined in the Partnership Agreement.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Subject to Section 2.6, NuDevco shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws;

(ii) any event, condition or matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

(iii) any environmental event, condition or matter or currently pending legal action against NuDevco, a true and correct summary of which is described on Schedule I attached hereto; and

(iv) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before or after the Closing Date;

provided, however, that with respect to any violation under Section 2.1(a)(i) or any environmental event, condition or matter included under Section 2.1(a)(ii) that is associated with the ownership or operation of the Assets, NuDevco will be obligated to indemnify the Partnership Group only to the extent that such environmental violation, event, condition or matter (x) was caused by the consummation of the transactions contemplated by the Contribution Agreement or commenced, occurred or existed on or before the Closing Date under then-applicable Environmental Laws and (y) NuDevco is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline (clauses (i) through (iv) collectively, “Covered Environmental Losses”).

(b) The Partnership Group, jointly and severally, shall indemnify, defend and hold harmless the NuDevco Entities from and against any Losses suffered or incurred by the NuDevco Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii) any event, condition or matter associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that require investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

and, regardless of whether such violation under Section 2.1(b)(i) or such event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from NuDevco under this Article II without giving effect to the Environmental Deductible or the Environmental Cap.

2.2 Right of Way Indemnification. Subject to Section 2.6, NuDevco shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests or other surface occupancy rights in and to the lands on which any of the Assets conveyed or contributed to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated immediately prior to the Closing Date as described in the Registration Statement; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow (1) any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, or (2) the Transfer of any of the Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated immediately prior to the Closing Date as described in the Registration Statement; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 2.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that NuDevco is notified in writing of any of the foregoing prior to the Identification Deadline.

2.3 Permit Indemnification. NuDevco shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group as a result of the failure by NuDevco or NuDevco Midstream Development to obtain permits or consents necessary for the conduct of transloading operations at the Wildcat and Big Horn transloading facilities and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets located at the Wildcat and Big Horn transloading facilities in substantially the same manner as described in the Registration Statement.

2.4 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Sections 2.1(a), 2.2, and 2.3, NuDevco shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of:

(i) (A) the consummation of the transactions contemplated by the Contribution Agreement or (B) events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses, which are provided for under Section 2.1, and those Losses provided for under Section 2.2 and Section 2.3) to the extent that NuDevco is notified in writing of any of the foregoing prior to the Identification Deadline,

(ii) any currently pending legal actions against NuDevco set forth on Schedule II attached hereto,

(iii) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date,

(iv) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of NuDevco that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date,

(v) the failure of any Partnership Group Member to have on the Closing Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement, and

(vi) the transfer of any employees from Marlin Midstream LLC to NuDevco or its Subsidiaries.

(b) In addition to and not in limitation of the indemnification provided under Section 2.1(b) or the Partnership Agreement, the Partnership Group, jointly and severally, shall indemnify, defend, and hold harmless the NuDevco Entities from and against any Losses suffered or incurred by the NuDevco Entities by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless it includes a full release of the Indemnified Party from such claim or any matter or any issues relating thereto, as the case may be.

(c) The Indemnified Party agrees to cooperate in good faith with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims or pursuit of any counterclaims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaim so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.6 Limitations Regarding Indemnification.

(a) NuDevco shall not be obligated to indemnify, defend and hold harmless the Partnership Group for a Covered Environmental Loss under Section 2.1(a)(ii) until such time as the aggregate amount of all Covered Environmental Losses exceeds $250,000 (the “Environmental Deductible”), at which time NuDevco shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses under Section 2.1(a)(ii) that are in excess of the Environmental Deductible; provided, however, that in no event shall NuDevco be obligated to indemnify the Partnership Group for any amount of Covered Environmental Losses under Section 2.1(a)(ii) in excess of $7.0 million (the “Environmental Cap”). NuDevco shall not be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 2.2 that is less than or equal to $25,000.00.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE III

Services

3.1 Provision of General and Administrative Services. NuDevco agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner for the Partnership Group’s benefit, all of the centralized corporate services that NuDevco and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule III to this Agreement.

3.2 Executive Management Fee.

(a) As consideration for the provision of executive management services by W. Keith Maxwell III, Terry D. Jones and the employees of NuDevco listed on Schedule IV to this Agreement, the Partnership Group shall pay to NuDevco an annual fee (the “Executive Management Fee”) based on the percentage of average working time devoted by such individuals to the business of the Partnership Group (compared to such time plus the average working time spent by each such employee on services to NuDevco or its other Affiliates); provided, however, that the annual amount chargeable to W. Keith Maxwell III for his executive management services to the business of the Partnership Group shall initially be $1.00. The Parties agree that the Executive Management Fee shall initially be $560,000, payable in equal monthly installments on or before the tenth business day of each month, commencing in the first month following the Closing Date.

(b) The Executive Management Fee shall be adjusted annually based on changes in the percentage of average working time devoted by the individuals specified in Section 3.2(a) (excluding W. Keith Maxwell III) to the business of the Partnership Group (compared to such time plus the average working time spent by each such employee on services to NuDevco or its other Affiliates). Any such adjustment to the Executive Management Fee shall be approved by the Conflicts Committee. Notwithstanding the foregoing, such adjustment to the Executive Management Fee may include, with the approval of the Conflicts Committee, working time devoted by W. Keith Maxwell III to the business of the Partnership Group.

3.3 Reimbursement and Allocation. The Partnership Group shall reimburse NuDevco for all other direct or allocated costs and expenses incurred by NuDevco and its Affiliates on behalf of the Partnership Group including, but not limited to:

(a) salaries of employees of NuDevco or its Affiliates, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the average working time spent devoting services to the Partnership Group each month by each such employee (compared to such time plus the average working time spent by each such employee on services to NuDevco or its other Affiliates);

(b) the cost of employee benefits relating to employees of NuDevco or its Affiliates, including 401(k), pension, bonuses and health insurance benefits (whether through insurance policies provided by third-parties or self-insurance), to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the average working time spent devoting services to the Partnership Group each month by each such employee (compared to such time plus the average working time spent by each such employee on services to NuDevco or its other Affiliates);

(c) any expenses incurred or payments made by NuDevco or its Affiliates for insurance coverage or deductibles paid by NuDevco or its Affiliates with respect to the Assets or the business of the Partnership Group as well as any claims received with respect to the Assets or the business of the Partnership Group;

(d) all expenses and expenditures incurred by NuDevco or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation; and

(e) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by NuDevco and its Affiliates to the Partnership Group pursuant to Section 3.1.

Such reimbursements shall be made by the Partnership Group on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of NuDevco Midstream Development, which shall be reimbursed (i) on or prior to the last business day of the month that such bonuses are paid or (ii) with the approval of the Conflicts Committee, as a monthly advance on or prior to the last business day of the month preceding the month such bonus shall be paid. To the extent such advance payments exceed the bonuses actually paid, such amounts shall be applied to the monthly expenses payable by the Partnership Group to NuDevco Midstream Development for the month following the month such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 3.3 shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Executive Management Fee. As long as the General Partner is an Affiliate of NuDevco, the Partnership and NuDevco may settle the Partnership Group’s financial obligations to NuDevco through NuDevco’s normal inter-affiliate settlement processes.

ARTICLE IV

Right of First Offer

4.1 Right of First Offer to Purchase Certain Assets.

(a) NuDevco Midstream Development hereby grants to the Partnership Group a right of first offer for a period of five years from the Closing Date (the “ROFO Period”) on any ROFO Asset set forth on Schedule V to the extent that NuDevco Midstream Development proposes to Transfer any ROFO Asset (other than to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article IV and such Affiliate assumes the obligations under this Article IV with respect to such ROFO Asset) or enters into any agreement relating to such Transfer or proposed Transfer of any ROFO Asset during the ROFO Period.

(b) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties; provided, however, that NuDevco Midstream Development represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such existing agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to any ROFO Asset.

4.2 Procedures.

(a) In the event NuDevco Midstream Development proposes to Transfer any applicable ROFO Asset (other than to an Affiliate, in accordance with Section 4.1(a)) during the ROFO Period (a “Proposed Transaction”), NuDevco Midstream Development shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include: (i) a description of the ROFO Assets subject to the Proposed Transaction, and (ii) any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with NuDevco Midstream Development, which terms, conditions and details shall at a minimum include any terms, condition or details that NuDevco Midstream Development would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership Group decides to purchase the ROFO Assets, the Partnership Group shall have forty-five (45) days following receipt of the ROFO Notice (the “ROFO Response Deadline”) to propose an offer to enter into the Proposed Transaction with NuDevco Midstream Development (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a NuDevco Entity, the terms on which the Partnership Group Member will provide services to the NuDevco Entity to enable the NuDevco Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership Group by the ROFO Response Deadline, then the Partnership Group shall be deemed to have decided not to purchase the applicable ROFO Assets, and the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 4.2(d).

(b) If NuDevco Midstream Development rejects the ROFO Response or fails to respond to such ROFO Response within forty-five (45) days of the receipt thereof, such ROFO Response shall be deemed to have been rejected by NuDevco Midstream Development, and NuDevco Midstream Development shall not be required to enter into an agreement with the applicable Partnership Group Member regarding the Proposed Transaction. If NuDevco Midstream Development accepts the ROFO Response, it will confirm such acceptance in a written notice to the applicable Partnership Group Member upon the terms set forth in the ROFO Response, and, if applicable, the Partnership Group Member shall enter into an agreement with the NuDevco Entity setting forth the terms on which the Partnership Group Member will provide services to the NuDevco Entity to enable the NuDevco Entity to utilize the ROFO Asset. Unless otherwise agreed between NuDevco Midstream Development and the applicable Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii) NuDevco Midstream Development will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii) NuDevco Midstream Development will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of NuDevco Midstream Development;

(iv) the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by NuDevco Midstream Development of the ROFO Response pursuant to Section 4.2(a);

(v) NuDevco Midstream Development and the applicable Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vi) neither NuDevco Midstream Development nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable ROFO Asset if any of the consents referred to in Section 4.1(b) has not been obtained.

(c) If any of the ROFO Assets listed as items (1) through (4) on Schedule V hereto are not subject to a service agreement with Associated Energy Services, LP, an indirect wholly owned subsidiary of NuDevco (“AES”), or a third party at the time the ROFO Response is submitted by the Partnership Group, NuDevco shall cause AES to negotiate in good faith a service agreement with the Partnership Group with respect to such ROFO Asset.

(d) If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, or if NuDevco Midstream Development has rejected or is deemed to have rejected a ROFO Response, NuDevco Midstream Development shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to NuDevco Midstream Development; provided, if such Proposed Transaction with a third party shall not have been consummated within the later of (A) 180 days after the ROFO Response Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, then the ROFO Notice shall be deemed to have lapsed, and NuDevco Midstream Development shall not Transfer any of the assets described in the ROFO Notice without complying again with the provisions of this Article IV if and to the extent applicable.

(e) If requested by the Partnership Group, NuDevco Midstream Development shall use commercially reasonable efforts to obtain any financial statements with respect to any ROFO Assets Transferred pursuant to this Article IV to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

ARTICLE V

Miscellaneous

5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

5.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

If to the NuDevco Entities:

NuDevco Partners, LLC

2105 CityWest Boulevard Suite 100

Houston, Texas 77042

Attn: Executive Vice President and General Counsel

Facsimile: 281.833.4815

If to the Partnership Group:

Marlin Midstream Partners, LP

c/o Marlin Midstream GP, LLC, its General Partner

2105 CityWest Boulevard Suite 100

Houston, Texas 77042

Attn: Executive Vice President and General Counsel

Facsimile: 281.833.4815

5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated by (a) the written agreement of all of the Parties or (b) NuDevco or the Partnership upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

5.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that either party hereto may make a collateral assignment of this Agreement solely to secure working capital financing for such party.

5.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

5.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

NUDEVCO PARTNERS, LLC

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

NUDEVCO PARTNERS HOLDINGS, LLC NUDEVCO MIDSTREAM DEVELOPMENT, LLC

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

[Signature page to Omnibus Agreement]

MARLIN MIDSTREAM PARTNERS, LP

By:	Marlin Midstream GP, LLC,
its general partner

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell III
Title:	Chief Executive Officer

MARLIN MIDSTREAM GP, LLC

By:	/s/ W. Keith Maxwell III
Name:	W. Keith Maxwell II
Title:	Chief Executive Officer

[Signature page to Omnibus Agreement]

Schedule I

Pending Environmental Litigation

None.

Schedule II

Pending Litigation

On April 1, 2013, Holloman Operating, LLC (“Holloman”), filed suit against Marlin Midstream Holdings, LLC and Marlin Midstream, LLC (collectively, “Marlin”), alleging that URSFS Holdings, LLC and URS Field Services, LLC, Marlin’s predecessors in interest, breached the Net Profits Interest Agreement, dated as of November 29, 2005, by and between URSFS Holdings, LLC and Holloman Operating Company, Holloman’s predecessor in interest.

On May 9, 2013, Midway Oilfield Constructors, Inc. (“Midway”) filed a Mineral Lien Affidavit with the Panola County Clerk to secure a claim and related fees in the aggregate amount of $1,432,012.31 arising from the provision of services and supplies by Midway to Marlin G&P I, LLC.

Schedule III

General and Administrative Services

(1)	Financial and administrative services (including, but not limited to, treasury and accounting)

(2)	Information technology services (which does not include the cost of any new hardware or software)

(3)	In-House Legal services (does not include external counsel that is retained to represent the Partnership)

(4)	Health, safety and environmental services (does not include external consultant costs incurred in connection with health, safety and environmental services)

(5)	Human resources services

(6)	Insurance coverage under NuDevco’s or its Affiliates’ insurance policies (the allocated costs of which shall be a direct expense of the Partnership)

Schedule IV

Specified Employees

Todd Gibson

Schedule V

ROFO Assets

(1)	Skid transloaders and ladder transloaders for transloading crude oil and other liquid hydrocarbons

(2)	Railcars for transporting crude oil and other liquid hydrocarbons

(3)	Storage tanks for storing crude oil and other liquid hydrocarbons that are connected to any of the Partnership Group’s transloading facilities

(4)	Tanker trucks for transporting crude oil and other liquid hydrocarbons

(5)	Natural Gas treating facilities

(6)	Natural Gas processing facilities

(7)	Natural Gas gathering facilities, to the extent that such facilities are connected to treating or processing facilities owned and operated by the Partnership Group